Exhibit 99.1

CEVA, Inc. Announces First Quarter 2013 Financial Results

•	Strategic license agreement signed with tier-one player in mobile infrastructure

•	Total of 3 new licensees for flagship CEVA-XC4000 DSP family signed during the quarter

MOUNTAIN VIEW, Calif. – May 02, 2013 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, portable and consumer electronic markets, today announced its financial results for the first quarter ended March 31, 2013.

Total revenue for the first quarter of 2013 was $12.1 million, a decrease of 20% compared to $15.1 million reported for the first quarter of 2012. First quarter 2013 licensing and related revenue was $5.0 million, representing a decrease of 16% when compared to $6.0 million reported for the same quarter a year ago. Royalty revenue for the first quarter 2013 was $7.1 million, a decrease of 22% compared to $9.1 million reported for the first quarter of 2012.

During the quarter, CEVA concluded eight new license agreements. Five of the agreements were for CEVA DSP cores, platforms and software, including three new licensees for the CEVA-XC4000 DSP family targeting advanced communications. In addition, two agreements were signed for CEVA SATA/SAS product lines and one agreement for CEVA Bluetooth technology. Target applications for customer deployment are mobile infrastructure, advanced Wi-Fi access points, broadband satellite communications, enterprise storage and Bluetooth low energy connectivity. Geographically, one of the agreements signed was in the U.S., two were in Europe and five were in Asia Pacific, including Japan.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated, “We concluded a number of important licensing deals during the quarter, with the highlight being a strategic and comprehensive agreement with a tier-one customer in the mobile infrastructure space, which intends to deploy our CEVA-XC4000 DSP architecture in its next generation products. It is a noteworthy milestone: represents a key new customer win, expansion and diversification of our customer portfolio and a testament to our technology in a market that is known for its high barriers to entry. We are encouraged by the licensing dynamics for our best-of-breed CEVA-XC4000 DSP, of which we signed three agreements during the quarter, all with new customers.”

U.S. GAAP net income for the first quarter of 2013 was $1.7 million, a 65% decrease from $4.9 million reported for the same period in 2012. U.S. GAAP diluted earnings per share for the first quarter of 2013 were $0.08, a decrease of 60% compared to $0.20 for the first quarter of 2012.

Non-GAAP net income and diluted earnings per share for the first quarter of 2013 were $2.9 million and $0.13, respectively, representing a 51% and 46% decrease, respectively, over the $5.9 million and $0.24 reported for the first quarter of 2012. Non-GAAP net income and diluted earnings per share for the first quarter of 2013 and 2012 excluded an aggregate equity-based compensation expense, net of taxes, of $1.2 million and $1 million, respectively.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our licensing and related revenue was slightly below what we forecasted primarily due to recognizing partial revenue in the quarter of an important agreement we signed with a tier-one customer in the mobile infrastructure space. We anticipate recognizing the remaining revenues to be generated from this agreement during future periods. Our royalty revenue was primarily impacted by softness in the consumer electronics space while 3G smartphones powered by our DSPs outpaced the seasonal trend. During the first quarter we repurchased approximately 130,000 shares of our common stock for an aggregate consideration of approximately $2 million. At the end of the quarter, our cash balance, marketable securities and bank deposits totaled $157 million.”

CEVA Conference Call

On May 02, 2013, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-800-860-2442 (Access Code: CEVA)

•	International Participants: Dial +1-412-858-4600 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=93239. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10027202) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 10, 2013. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (vision, imaging and HD audio), voice processing, Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2012, CEVA’s IP was shipped in more than 1 billion devices, powering smartphones from many of the world’s leading OEMs, including HTC, Huawei, Lenovo, LG, Nokia, Motorola, Samsung, Sony, TCL and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended
	March 31,
	2013	2012
	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$5,034	$6,006
Royalties	7,082	9,106

Total revenues	12,116	15,112

Cost of revenues	1,575	870

Gross profit	10,541	14,242

Operating expenses:
Research and development, net	5,039	5,486
Sales and marketing	2,355	2,289
General and administrative	1,838	1,869

Total operating expenses	9,232	9,644

Operating income	1,309	4,598
Financial income, net	729	948

Income before taxes on income	2,038	5,546
Income taxes	333	689

Net income	$1,705	$4,857

Basic net income per share	$0.08	$0.21

Diluted net income per share	$0.08	$0.20

Weighted-average shares used to compute net income per share (in thousands):
Basic	22,197	23,507

Diluted	22,670	24,239

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share data)

	Quarter ended
	March 31,
	2013	2012
	Unaudited	Unaudited
GAAP net income	1,705	4,857
Equity-based compensation expense included in cost of revenues	69	51
Equity-based compensation expense included in research and development expenses	446	465
Equity-based compensation expense included in sales and marketing expenses	296	239
Equity-based compensation expense included in general and administrative expenses	507	490
Deferred tax related to equity-based compensation expenses Taxes on Income (1)	(117 —)	(124 (102	) )

Non-GAAP net income	$2,906	$5,876

(1) Results for the three months ended March 31, 2012 include the utilization of expenses on a previously booked capital gain

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,670	24,239
Weighted-average number of shares related to outstanding options and stock appreciation rights (in thousands)	1	6

Weighted-average number of Common Stock used in computation of diluted net income per share excluding equity-based compensation expense (in thousands)	22,671	24,245
GAAP diluted net income per share	$0.08	$0.20
Equity-based compensation expense, net of taxes	$0.05	$0.04

Non GAAP diluted net income per share	$0.13	$0.24

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31,	December 31,
	2013	2012 (*)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$10,000	$18,422
Marketable securities and short term bank deposits	123,753	116,572
Trade receivables, net	7,340	6,232
Deferred tax assets	2,294	2,065
Prepaid expenses and other current assets	3,670	2,361

Total current assets	147,057	145,652

Long-term assets:
Long term bank deposits	23,180	23,050
Severance pay fund	6,606	6,130
Deferred tax assets	1,146	1,178
Property and equipment, net	1,536	1,392
Goodwill	36,498	36,498
Investment in other companies	2,733	2,433

Total assets	$218,756	$216,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,087	$1,176
Deferred revenues	483	865
Accrued expenses and other payables	2,819	3,462
Accrued payroll and related benefits	8,058	6,978
Income taxes payable, net	1,782	1,626

Total current liabilities	14,229	14,107
Accrued severance pay	6,725	6,158

Total liabilities	20,954	20,265

Stockholders’ equity:
Common stock:	22	22
Additional paid in-capital	199,813	198,495
Accumulated other comprehensive income	247	360
Treasury stock	(26,354)	(25,694)
Retained earnings	24,074	22,885

Total stockholders’ equity	197,802	196,068

Total liabilities and stockholders’ equity	$218,756	$216,333

(*)	Derived from audited financial statements